EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the registration Statement on Form S-8 of CLICKER INC. and Subsidiaries of our report dated December 10, 2009 on our audits of the financial statements of CLICKER INC. and Subsidiaries as of August 31, 2009 and 2008, and the result of its operations, stockholders’ equity and cash flow for the years ended August 31, 2009 and 2008, and the reference to us under the caption “Experts”.

By:       /s/ KABANI & COMPANY, INC.
            Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
July 8, 2010